EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Mid-America Apartment Communities, Inc.

We consent to the incorporation by reference in the registration statement (Nos. 33-91416, 333-98065 and 333-115834) on Form S-8 and the registration statements (Nos. 333-112469, 333-82526, 333-71315 and 333-57309) on Form S-3 of Mid-America Apartments Communities, Inc. of our reports dated March 8, 2005, relating to the consolidated balance sheets of Mid-America Apartment Communities, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 Annual Report on Form 10-K of Mid-America Apartment Communities, Inc.

/s/ KPMG LLP

Memphis, Tennessee
March 15, 2005